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                                                                    EXHIBIT 23.5

                 CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Joint Registration Statement on Form S-3 and the related Prospectus of Patriot American Hospitality, Inc. and Wyndham International, Inc. (formerly Patriot American Hospitality Operating Company) to be filed with the Securities and Exchange Commission on October 8, 1998 for the registration of shares of paired common stock of the Companies and to the incorporation by reference therein of our reports (a) dated March 13, 1997 (except for the third paragraph of Note 7, as to which the date is April 2, 1997) with respect to the Financial Statements of G.B.H. Joint Venture (d/b/a Grand Bay Hotel) for the years ended December 31, 1995 and 1996; (b) dated September 23, 1997 with respect to the Financial Statements of River House Associates (d/b/a Sheraton Gateway Hotel) for the years ended December 31, 1995 and 1996; and (c) dated September 19,1997 with respect to the Financial Statements of W-L Tampa, Ltd. (the Sheraton Grand Hotel) for the years ended December 31, 1995 and 1996; all of which are included in the Joint Current Report on Form 8-K/A No.1 of Patriot American Hospitality, Inc. and Patriot American Hospitality Operating Company dated September 30, 1997, as amended, filed with the Securities and Exchange Commission.

                                         /s/ ERNST & YOUNG LLP

Miami, Florida
October 1, 1998